November 13, 1995

American High-Income Trust
333 South Hope Street
Los Angeles, CA 90071

Re: Issuance of 34,147,941 Shares of American High-Income Trust

Ladies and Gentlemen:

  American High-Income Trust (the "Fund") has requested our opinion in connection with the issuance by the Fund of 34,147,941 capital shares of the Fund (the "Stock") during the period October 1, 1994 through September 30, 1995 inclusive ("Fiscal 1995"). We understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

  We have examined documents relating to the organization of the Fund and the authorization and issuance of shares of the Fund. We have also examined a certificate of the Assistant Treasurer of the Fund, dated November 1, 1995, relating to the number of shares of the Fund issued by the Fund during Fiscal 1995.

  Based upon and subject to the foregoing, we are of the opinion that:
  The issuance of the Stock by the Fund has been duly and validly authorized by all appropriate corporate action and, assuming delivery by sale or in accord with the Fund's dividend reinvestment plan was in accordance with the description set forth in the Fund's current prospectuses under the Securities Act of 1933, the Stock has been duly authorized and is validly issued, fully paid and nonassessable.

  We consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Fund's Rule 24f-2 Notice for Fiscal 1995, as contemplated in Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

  The opinion given above is subject to the condition that the Fund shall have complied with the provision of any applicable laws, regulations and permits of any state or foreign country in which any of the Stock was sold or was issued in accord with the Fund's dividend reinvestment plan.

Very truly yours,
MORRISON & FOERSTER
Prepared by:  Catherine Newell
Reviewed and Signed by:  Cary Klafter